UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 24, 2006

Golden Eagle International, Inc.
(Name of small business issuer as specified in its charter)

Colorado	0-23726	84-1116515
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

8040 South Kolb Road, Tucson, Arizona 85706
Address of principal executive offices

(520) 663-1004
Telephone number, including
Area code

9661 South 700 East, Salt Lake City, Utah 84070
Former name or former address if changed since last report

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 24, 2006, according to Kevin Pfeffer, H.E. Dunham, and William A. Jacobs, three (3) members of the Board of Directors of Golden Eagle International, Inc. (hereafter referred to as “we” or “our” or “Golden Eagle”), the Board of Directors, by majority vote, voted to: (a) appoint H.E. Dunham as our Chairman of the Board, Chief Executive Officer, and President; and (b) eliminate the positions of all employees at our then existing Salt Lake City, Utah offices.

Terry Turner, who has been our President and Chief Executive Officer since February 14, 1997, and our Chairman of the Board since May 5, 2006, who was present at the meeting, disputes that any such vote was taken and asserts that he is still our President, Chief Executive Officer, and Chairman of the Board.  Our other board member, Alvaro Riveros, agrees with Mr. Turner’s view of this matter.

Our Board of Directors has scheduled another meeting for September 11, 2006 to take a vote to ratify minutes reflecting these actions and to confirm Mr. Turner’s termination and the appointment of Mr. Dunham.  Our Bylaws provide in Section 3.8 that the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors.  Further, our bylaws provide in Section 5.5 that any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors and that any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.  As such, regardless of the dispute over the vote that was taken, three of our Board members intend to vote on ratification of the above vote to: (a) appoint H.E. Dunham as our Chairman of the Board, Chief Executive Officer, and President; and (b) eliminate the positions of all employees at our then existing Salt Lake City, Utah offices.  In addition, it is anticipated the Board will vote to confirm Mr. Turner’s termination.

Our Board of Directors previously appointed Mr. Dunham, 63 years of age, as a Director on May 9, 2006, as our Chief Operating Officer on July 27, 2006 and as our Interim Chief Financial Officer on August 15, 2006. From May 2003 to present, Mr. Dunham has been the Vice-Chief Executive Officer of Atlas Precious Metals, Inc., a mining exploration company located in Tucson, Arizona. From June 1997 to May 2003, Mr. Dunham was the Chairman/Chief Executive Officer of Affiliated Companies, a consortium of five companies conducting diversified energy and mining related business, including mining, oil and gas, power and utilities, and telecommunications. From June 1994 to June 1997, Mr. Dunham was the Chief Executive Officer/Director of Suramco, Inc., which managed diversified business enterprises, acquisitions, joint ventures, and expansions, including acquiring and operating five mining properties in the United States, Canada, and South America. From 1988 to 1994, Mr. Dunham was the Chief Executive Officer of New Mexico operations for Phelps Dodge Corporation and a Director of an affiliated acquired company, Chino Mines Company, where he provided leadership in corporate planning, finance, technical areas and general operations, including the mining sector. From 1975 to 1988, Mr. Dunham was the Chief Executive Officer of Phelps Dodge Morenci, Inc., Chairman of Morenci Mining, Inc., and a Director of Morenci Water and Electric, all of which were associated with Phelps Dodge Corporation. During this period, Mr. Dunham directed and managed mining properties in Arizona, New Mexico, and Chile. From 1972 to 1975, Mr. Dunham was the Mining, Exploration, and Finance Manager of Rio Tinto, Plc, a natural resources and mining company conducting business in England, Spain, Australia, and Canada. Mr. Dunham received the following degrees from Michigan Technological University located in Houghton, Michigan: (a) in 1968, a Bachelor of Science Degree in Mining Engineering; and (b) in 1970, a Bachelor of Science Degree in Geological Engineering.  In 1972, Mr. Dunham received a Masters of Business Administration from the University of Pennsylvania’s Wharton Business School.

Item 8.01        Other Events

Office Relocation from Salt Lake City, Utah to Tucson, Arizona

On August 24, 2006, the majority of our board voted to close our offices located at 9661 South 700 East, Salt Lake City, Utah 84070 and relocate our offices to the offices of International Silver, Inc. at 8040 South Kolb Road, Tucson, Arizona 85706.  Effective August 28, 2006, we occupied our offices at 8040 South Kolb Road, Tucson, Arizona, which encompass 2 offices and a foyer area totaling approximately 500 square feet.  Effective September 5, 2006, our telephone number is (520) 663-1004 and our facsimile telephone number is (520) 889-2733. International Silver, Inc. has agreed not to charge us any rent for a period of approximately four (4) months, at which time we will be required to pay rent of approximately $400 per month to International Silver, Inc. on a month-to-month basis.

Federal District Court Action Filed by Terry Turner against Golden Eagle International, Inc. and Directors Kevin K. Pfeffer, H.E. Dunham, and William A. Jacobs; Temporary Restraining Order Denied.

On September 1, 2006, Terry C. Turner (“the Plaintiff”) filed an action against us, Kevin K. Pfeffer, H.E. Dunham, and William A. Jacobs (“the Defendants”) in the United States District Court for the District of Utah (“the Court”), Terry C. Turner v. Golden Eagle International, Inc., Kevin K. Pfeffer, H.E. Dunham and William A. Jacobs, Civil Action No.2:06-cv-00738-TC (D. Utah, Complaint Filed Sept. 1, 2006).  The Complaint seeks a temporary restraining order enjoining Defendants, until such time as a preliminary injunction hearing may be held, from the following:  (a) publishing a proposed Form 8-K pertaining to the August 24, 2006 related matters contained in Item 5.02 above; (b) preventing defendants from violating Regulation FD and the disclosure of insider information; (c) preventing defendants from further breaches of their fiduciary duty to Golden Eagle; (d) preventing defendants from breaching Golden Eagle’s Code of Ethics; (e) holding a Board of Directors meeting on September 4, 2006, or any date thereafter;  and (f) publishing disparaging, slanderous, libelous or defamatory comments regarding Plaintiff.  At the Court’s request, the Defendants agreed not to file the Form 8-K or hold a scheduled Board of Director’s meeting on September 4, 2006 until a hearing on Plaintiff’s motion for temporary restraining order could be heard on September 5, 2006.  On September 5, 2006, such hearing was held and the Court denied Plaintiff’s motion for temporary restraining order. A preliminary injunction hearing is scheduled to take place before the Honorable Tena Campbell, District Judge, at 8:00 a.m. Mountain Daylight Time on September 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the seventh day of September 2006.

Golden Eagle International, Inc.

By: /s/ H. E. Dunham
H. E. Dunham
Chairman of the Board
Chief Executive Officer
President
Chief Operating Officer
Interim Chief Financial Officer